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                                                                    EXHIBIT 99.1

Company Press Release


QLogic Corporation Expands iSCSI Development With Acquisition of Little Mountain Group, Incorporated

ALISO VIEJO, Calif.--(BUSINESS WIRE)--Jan. 23, 2001--QLogic Corporation (Nasdaq:QLGC - news), the leading SAN infrastructure provider, today announced that it has acquired the outstanding common stock of Little Mountain Group, Inc.
(LMG), for cash and stock which could amount to $30 million over a four year period. LMG, founded in 1999, develops standards-based technology for high-speed storage area networks. LMG is currently developing cutting edge iSCSI technology for use in adapters and storage controllers to enable a new generation of Ethernet SANs. The LMG iSCSI solution includes innovative, hardware-based TCP/IP acceleration, which has broad application possibilities in a variety of networking markets. LMG will be operated as a wholly-owned subsidiary of QLogic Corporation, and is located in Auburn, California.

"The addition of the LMG technology and their engineering team to QLogic is an important step in bringing rapidly developing new Ethernet-based storage architectures to our markets," noted HK Desai, Chairman, CEO and President. "We are very impressed with their ability to understand and successfully develop this new technology and to meet the competitive challenges that will develop with this new class of products."

The company will account for this transaction using the purchase method of accounting in its fourth fiscal quarter ending April 1, 2001. The structure of the acquisition includes payments based on performance milestones to be achieved over the next four years. The impact to earnings for calendar year 2001 is not expected to be material.

About Little Mountain Group, Inc.

LMG was incorporated in April of 1999. The company has developed Storage Networking products in joint ventures with major players in the storage networking market. The LMG management team has over 48 combined years of experience in the Local Area and Storage Area networking industry, and has been involved in the development of adapters, hubs, switches and network management for both Ethernet and Fibre Channel products ranging in speeds from 10Mbps to 1Gbps. The company currently has 18 employees.

About QLogic

QLogic Corporation (Nasdaq:QLGC - news) is changing the way the world views Storage Area Networks (SANs), serving OEMs, VARs and system integrators with the broadest line of SAN and NAS infrastructure components in the industry. With over 15 years of enterprise storage experience, the company delivers a full range of Fibre Channel switches, PCI host bus adapters, controller silicon and management chips for systems and peripherals, as well as the QLogic Management Suite of SAN management software solutions. A member of the S&P 500 Index, QLogic was ranked fourth on Forbes' Best 200 Small Companies and number 22 on Fortune's 100 Fastest Growing Companies. QLogic is integrated in over 200 OEM solutions, including: AMI, Compaq, Dell, EMC, Fujitsu, Hitachi, HP, IBM, INRANGE, Iwill, MTI Technology Corp., Network Appliance, Quantum, Raidtec, Siemens,




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Sony, Sun and Unisys. For more information about QLogic and its products, contact QLogic Corp., 26600 Laguna Hills Drive, Aliso Viejo, CA 92656; telephone: 800/662-4471 (sales); 949/389-6000 (corporate); fax: 949/389-6126;
home page http://www.qlogic.com.

Note: All QLogic -- issued press releases appear on the company's web site (www.qlogic.com). Any announcement that does not appear on the QLogic web site has not been issued by QLogic.

Disclaimer -- Forward Looking Statements

With the exception of historical information, the statements set forth above include forward-looking statements that involve risks and uncertainties. The company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include new and changing technologies and customer acceptance of those technologies; a change in semiconductor foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; the company's ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and reductions in the need for space and increased costs of operations due to facility relocation. Carrying additional expansion space may increase costs and adversely impact future earnings.

These and other factors which could cause actual results to differ materially are also discussed in the company's filings with the Securities and Exchange Commission, including its recent filings on Form S-3, Form 10-K, and Form 10-Q. QLogic urges all interested parties to read these reports to gain a better understanding of the many business and other risks the company faces. Additionally, QLogic undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events of circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks and registered trademarks are the property of the companies with which they are associated.

--------------------------------------------------------------------------------
Contact:
     QLogic Corporation, Aliso Viejo

     Steve Sturgeon, (Editorial), 949/389-6268 steve.sturgeon@qlogic.com

     or

     Tom Anderson, (Investors), 949/389-6213
     tom.anderson@qlogic.com

     or

     Michael R. Manning, 949/389-6399
     michael.manning@qlogic.com


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